As filed with the Securities and Exchange Commission on April 17, 2008
Registration No. __________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ATA Inc.
(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands (State or Other Jurisdiction of Incorporation or Organization)	Not Applicable (I.R.S. Employer Identification No.)
8th Floor, Tower E
6 Gongyuan West Street,
Jian Guo Men Nei
Beijing 100005, China
(Address, Including Zip Code, of Principal Executive Offices)

ATA Testing Authority (Holdings) Limited
Share Incentive Plan
ATA Inc. 2008 Employee Share Incentive Plan
(Full Title of the Plan)

CT Corporation System
111 Eighth Avenue, 13th Floor
New York, New York 10011
(212) 894-8940
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)
COPY TO:
David Johnson, Esq.
O’Melveny & Myers LLP
1999 Avenue of the Stars, 7th Floor
Los Angeles
CA 90067-6035
(310) 553-6700

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Shares, $0.01 par value per share, Issuable Under the ATA Testing Authority (Holdings) Limited Share Incentive Plan(3)	3,069,800(1)(2) shares	$3.03(3)	$9,296,334(3)	$366(3)
Common Shares, $0.01 par value per share, Issuable Under the ATA Inc. 2008 Employee Share Incentive Plan(3)	336,307(1)(2) shares	$4.99(3)	$1,678,172(3)	$66(3)
Totals	3,406,107(1)(2) shares	—	$10,974,506(3)	$432(3)

(1)	This Registration Statement covers, in addition to the number of common shares of ATA Inc., a Cayman Islands corporation (the “Company” or the “Registrant”), par value $0.01 per share (the “Common Shares”), stated above, options and other rights to purchase or acquire the Common Shares covered by this Registration Statement and, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the ATA Testing Authority (Holdings) Limited Share Incentive Plan (the “2005 Plan”) and the ATA Inc. 2008 Employee Share Incentive Plan (the “2008 Plan”, and collectively with the 2005 Plan, the “Plans”) as a result of one or more adjustments under the Plans to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)	These Common Shares may be represented by the Registrant’s ADSs, each of which represents two Common Shares. The Registrant’s ADSs issuable upon deposit of the Common Shares thereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-148641) filed on January 14, 2008, and any other amendment or report filed for the purpose of updating such statement.

(3)	Pursuant to Securities Act Rule 457(h)(1), (a) the maximum aggregate offering price of the 2005 Plan is calculated as the product of 3,069,800 Common Shares issuable upon exercise of outstanding options under the 2005 Plan as of April 17, 2008, multiplied by an exercise price ranging from $2.263 per Common Share to $3.60 per Common Share, which is equal to an aggregate offering price of $9,296,334, and (b) the maximum aggregate offering price of the 2008 Plan is calculated as the product of 336,307 Common Shares issuable or reserved under the 2008 Plan multiplied by the average of the high and low prices for the Registrant’s Common Shares represented by American Depositary Shares as reported on the Nasdaq Global Market on April 15, 2008, or $4.99, which is equal to $1,678,172.

The Exhibit Index for this Registration Statement is at page 9.

PART I
INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS
     The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT
Item 3. Incorporation of Certain Documents by Reference
     The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:
(a)	The Company’s Prospectus dated January 28, 2008, filed with the Commission as part of the Company’s Registration Statement on Form F-1 (registration number 333-148512), originally filed January 8, 2008 and as subsequently amended (the “Form F-1”), which includes

	i)	the consolidated balance sheets of ATA Inc. and its subsidiaries as of March 31, 2006 and 2007, and the related consolidated statements of operations, shareholders’ equity and cash flows for the years then ended and the report thereon of ATA Inc.’s independent registered public accounting firm, and

	ii)	the unaudited condensed consolidated balance sheets as of March 31, 2007 and September 30, 2007 of ATA Inc. and its subsidiaries, and the related unaudited condensed consolidated statements of operations and cash flows for the six-month periods ended September 30, 2006 and 2007, and the related unaudited condensed consolidated statement of shareholders' equity for the six-month period ended September 30, 2007.

(b)	The description of the Company’s Common Shares and ADSs contained in the Company’s Registration Statement on Form 8-A (Commission File No. 001-33910), originally filed with the Commission on January 10, 2008 and as subsequently amended (which incorporates such description of the Common Stock and ADRs from the Form F-1, which description is also hereby incorporated by reference).
     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.
Item 4. Description of Securities
     Not applicable.
Item 5. Interests of Named Experts and Counsel
     Not applicable.
Item 6. Indemnification of Directors and Officers
     Cayman Islands law does not limit the extent to which a company’s articles of association may provide indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Island courts to be contrary to the public interest, such as providing indemnification against civil fraud or the consequences of committing a crime. The Registrant’s third amended and restated articles of association provides for indemnification of officers and directors out of the assets and profits of the Registrant for losses, damages, costs and expenses incurred in their capacities as such, except through their own fraud or dishonesty.
     The Registrant has also entered into indemnification agreements with all of its directors and executive officers whereby it agrees to indemnify them against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.
Item 7. Exemption from Registration Claimed
     Not applicable.
Item 8. Exhibits
     See the attached Exhibit Index at page 9, which is incorporated herein by reference.
Item 9. Undertakings
     (a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on April 17, 2008.

ATA Inc.
By:	/s/ Kevin Xiaofeng Ma
Kevin Xiaofeng Ma
Chairman and Chief Executive Officer

POWER OF ATTORNEY
     Each person whose signature appears below constitutes and appoints Kevin Xiaofeng Ma as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kevin Xiaofeng Ma	Chairman and Chief Executive Officer	April 17, 2008
Kevin Xiaofeng Ma	(Principal Executive Officer)

/s/ Walter Lin Wang	Director and President	April 17, 2008
Walter Lin Wang

/s/ Andrew Yan	Director	April 17, 2008
Andrew Yan

/s/ Hope Ni	Director	April 17, 2008
Hope Ni

/s/ Alec Tsui	Director	April 17, 2008
Alec Tsui

/s/ Carl Yeung	Chief Financial Officer	April 17, 2008
Carl Yeung	(Principal Financial and Accounting Officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES
     Pursuant to the requirements of the Securities Act, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this registration statement in Newark, Delaware on April 17, 2008.

Puglisi & Associates
By:	/s/ Donald J. Puglisi
Donald J. Puglisi
Managing Director

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

4.1	ATA Testing Authority (Holdings) Limited Share Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form F-1 filed with the Commission on January 8, 2008 (registration number 333-148512)).

4.2	ATA Inc. 2008 Employee Share Incentive Plan (incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form F-1 filed with the Commission on January 8, 2008 (registration number 333-148512)).

5.1	Opinion of Conyers Dill & Pearman (opinion re legality).

23.1	Consent of KPMG.

23.2	Consent of Conyers Dill & Pearman (included in Exhibit 5.1).

24.1	Power of Attorney (included in this Registration Statement under “Signatures”).